EXHIBIT 99.1

PRESS RELEASE ISSUED
FEBRUARY 8, 2008 AS TO AMEX NOTICE

♦NEWS♦

FOR IMMEDIATE RELEASE:  February 8, 2008

CONTACT:
Brad Long / Investor Relations                                     Bevo Beaven, Sr. Vice President/GM
Galaxy Energy                                                              Warren Laird, Vice President
(360) 332-9821                                                             CTA Integrated Communications
(800) 574-4294                                                             (303) 665-4200

Galaxy Energy Receives Notice of Delisting Application to be Filed by AMEX

Denver, Colo. – February 8, 2008 – On February 7, 2008, Galaxy Energy Corporation (Amex: GAX) received a notice from the American Stock Exchange (Amex) staff indicating that Galaxy no longer complies with the exchange’s continued listing standards, namely Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii), and 1003(a)(iv) of the Amex Company Guide, and that Galaxy’s common stock is subject to being delisted from the exchange.  Galaxy has the right to appeal the determination of the Amex staff before February 14, 2008.  Galaxy has not yet decided whether to appeal such determination.  If Galaxy does not appeal such determination, Galaxy’s common stock will cease trading on the Amex after February 14, 2008.  If delisted, management believes that Galaxy’s common stock will be eligible for quotation on the Over-the-Counter Bulletin Board.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, focuses its operations in the Powder River Basin of Wyoming and the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. Galaxy conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward looking statements regarding the intent, belief or current expectations of Galaxy and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. Galaxy assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to Galaxy’s filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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